AMENDED SCHEDULE A

DATED SEPTEMBER 13, 2018

TO THE ADVISORS' INNER CIRCLE FUND III

DISTRIBUTION PLAN

DATED MAY 15, 2014,

AS AMENDED AND RESTATED

MARCH 3, 2015

Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:

Fund	Class of Shares	Fee

Fiera Capital Diversified Alternatives Fund	Investor	0.25%
Catholic Investor Core Bond Fund	Investor	0.25%
Catholic Investor Limited Duration Fund	Investor	0.25%
Catholic Investor Large Cap Growth Fund	Investor	0.25%
Catholic Investor Large Cap Value Fund	Investor	0.25%
Catholic Investor Small Cap Fund	Investor	0.25%
Catholic Investor International Equity Fund	Investor	0.25%
SGA International Equity Fund	Investor	0.25%
SGA International Small Cap Equity Fund	Investor	0.25%
SGA International Equity Plus Fund	Investor	0.25%
SGA Global Equity Fund	Investor	0.25%
RWC Global Emerging Equity Fund	Class N	0.25%
BNP Paribas AM Absolute Return Fixed Income Fund	Retail	0.25%
BNP Paribas AM Global Inflation-Linked Bond Fund	Retail	0.25%
BNP Paribas AM Emerging Markets Total Return Fixed Income Fund	Retail	0.25%
BNP Paribas AM Emerging Markets Equity Fund	Retail	0.25%
BNP Paribas AM MBS Fund	Retail	0.25%
BNP Paribas AM U.S. Small Cap Equity Fund	Retail	0.25%
BNP Paribas AM U.S. Inflation-Linked Bond Fund	Retail	0.25%
Investec Global Franchise Fund	Class A	0.25%
Investec Emerging Markets Equity Fund	Class A	0.25%
KBI Global Investors Aquarius Fund	Investor	0.25%
Mesirow Financial Core Bond Fund	Investor	0.25%
Mesirow Financial High Yield Fund	Investor	0.25%
Mesirow Financial Small Cap Value Fund	Investor	0.25%